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                                                                     Exhibit 4.6



                            COLE NATIONAL CORPORATION

                   1999 BROAD-BASED EMPLOYEE STOCK OPTION PLAN

         1. This Plan is established to consolidate the stock option grants made from time to time by Cole National Corporation (the "Company") to individuals who are not then serving as officers or directors of the Company, in order to facilitate registration under the Securities Act of 1933 and listing with The New York Stock Exchange of the shares of Common Stock of the Company underlying those stock option grants. The stock option grants made under this Plan are not intended to qualify under particular sections of the Internal Revenue Code.

         2. The aggregate number of shares of Common Stock that may be issued under this Plan is not fixed. The Board of Directors of the Company (the "Board") or the Compensation Committee of the Board (the "Committee") previously has authorized stock option grants, outside the Company's existing stock option plans, to individuals who are not then serving as officers or directors of the Company, for the issuance in the aggregate of 276,000 shares of Common Stock of the Company pursuant to option agreements as summarized on ANNEX 1 to this Plan (the "Existing Grants"). The Existing Grants are hereby combined for administrative ease and consolidated within this Plan. It is anticipated that the Board or the Committee will authorize additional stock option grants, designated as being issued under this Plan, to individuals who are not then serving as officers or directors of the Company (the "Future Awards"). The Company may consolidate the Existing Awards and, from time to time, the Future Awards for registration and listing purposes.

         3. No option will run for more than ten years from the date granted. The other terms and conditions of a particular stock option grant are or will be as provided in the stock option agreement authorized by the Board or Committee with respect to that grant.

         4. Shares may be treasury shares or newly issued, or a combination of the foregoing.

         5. This Plan may be amended by the Board, but no amendment will adversely change the terms of any then-existing stock option grant.